Exhibit 99.1

News Release
For Immediate Release

SALLIE MAE REPORTS FIRST-QUARTER 2020 FINANCIAL RESULTS

First-Quarter GAAP Net Income Attributable to Common Stock of $359 Million,
or
$0.87 Per Diluted Share

Private Education Loan Originations Increase 8 Percent From the Year-Ago Quarter to $2.3 Billion

Completed $3.1 Billion in Loan Sales and Entered into $525 Million Accelerated Share Repurchase Agreement

Withdrawing Full-Year 2020 Guidance

NEWARK, Del., April 22, 2020 - Sallie Mae (Nasdaq: SLM), formally SLM Corporation, today released first-quarter 2020 financial results. Highlights of those results are included in the attached supplement. Complete financial results are available at www.SallieMae.com/investors.

Sallie Mae will host an earnings conference call tomorrow, April 23, 2020, at 8 a.m. EDT. Executives will be on hand to discuss various highlights of the quarter and to answer questions related to Sallie Mae’s performance. To participate, dial 877-356-5689 (USA and Canada) or 706-679-0623 (international) and use access code 6197339 starting at 7:45 a.m. EDT. A replay of the conference call will be available approximately two hours after the call’s conclusion and will remain available through May 7, 2020, by dialing 855-859-2056 (USA and Canada) or 404-537-3406 (international) with access code 6197339.

A live audio webcast of the conference call and presentation slides may be accessed at www.SallieMae.com/investors.

Sallie Mae (Nasdaq: SLM) believes education and life-long learning, in all forms, help people achieve great things. As the leader in private student lending, we provide financing and know-how to support access to college and offer products and resources to help customers make new goals and experiences, beyond college, happen. Learn more at SallieMae.com. Commonly known as Sallie Mae, SLM Corporation and its subsidiaries are not sponsored by or agencies of the United States of America.
Contacts:
Media
Rick Castellano, 302-451-2541, rick.castellano@SallieMae.com

Investors
Brian Cronin, 302-451-0304, brian.cronin@SallieMae.com

Sallie Mae Reports First-Quarter 2020 Financial Results

First-Quarter GAAP Net Income Attributable to Common Stock of $359 Million,
or $0.87 Per Diluted Share

Private Education Loan Originations Increase 8 Percent From the Year-Ago Quarter to $2.3 Billion

Completed $3.1 Billion in Loan Sales and Entered into $525 Million Accelerated Share Repurchase Agreement

Withdrawing Full-Year 2020 Guidance

The first quarter was an extraordinary time in all of our personal and professional lives. Our thanks go to all of our nurses, doctors, public servants, researchers, essential workers, and others who are on the front-line combatting this pandemic, and our thoughts go to all of those who have suffered any kind of loss.

In times of crisis, it is important to control the controllables. We responded to the pandemic with passion and purpose: moving swiftly to protect the health and safety of our team, providing service to customers without disruption, implementing accommodations to assist customers facing financial distress, and supporting our communities’ most vulnerable residents with contributions from our foundation.

We continue to execute our business strategy to provide great value for customers and drive performance for shareholders. The previously announced accelerated share repurchase agreement was executed during the quarter, capital and liquidity positions remain strong, and, due to extensive capital and scenario planning, our dividend outlook remains unchanged for the year.

While we are confident we can weather this storm and serve the needs of our current and future customers, team members, and shareholders in the process, we will evaluate additional 2020 capital distribution decisions against economic realities at the appropriate time.

Jonathan Witter, CEO, Sallie Mae

First-Quarter 2020 Highlights vs. First-Quarter 2019 Highlights

•Net interest income of $400 million, down 1 percent.
•Private education loan originations of $2.3 billion, up 8 percent.
•Average private education loans outstanding of $23.5 billion, up 8 percent.
•Average yield on the private education loan portfolio was 8.86 percent, down 64 basis points.
•Private education loan provision for loan losses was $124 million, up from $42 million. The first-quarter 2020 private education loan provision for loan losses was reduced as a result of the loan sales that occurred in the quarter.
•Gain on sale of private education loans of $239 million in the first-quarter 2020.
•Private education loans in forbearance were 6.2 percent of private education loans in repayment and forbearance, up from 3.8 percent.
•Private education loan delinquencies as a percentage of private education loans in repayment were 3.2 percent, up from 2.5 percent.
•Personal loans outstanding of $747 million, down from $1.1 billion in the prior-year period.
•Average yield on the personal loan portfolio was 12.11 percent, up 30 basis points.
•Paid first-quarter common stock dividend of $0.03 per share, unchanged from prior-year period; repurchased $461 million of common stock under share repurchase programs in the first quarter, up from $60 million repurchased under share repurchase program in prior year period.

GAAP Diluted EPS	Non-GAAP “Core Earnings” Diluted EPS(1)	Private Education Loan Originations	Total Education Loan Assets	Common Equity Tier 1 Risk-Based Capital
1Q20 - $0.87	1Q20 - $0.79	1Q20 - $2.3 billion	3/31/20 - $20.9 billion	3/31/20 - 12.4%

Investor Contact: Brian Cronin, 302-451-0304 brian.cronin@SallieMae.com	Media Contact: Rick Castellano, 302-451-2541 rick.castellano@SallieMae.com

The following are significant items or events that occurred in the first-quarter 2020 and will affect the company’s performance in 2020.

First-Quarter 2020 Loan Sales
In the first quarter of 2020, the company recognized a $239 million gain from the sale of $3.1 billion in principal and $12 million in accrued interest of Private Education Loans to unaffiliated third parties. The company remained the servicer of these loans pursuant to applicable servicing agreements executed in connection with the sales.

2020 Share Repurchase Program
      The Jan. 23, 2019 share repurchase program (the “2019 Share Repurchase Program”), which was effective upon announcement and expires on January 22, 2021, permits the company to repurchase from time to time shares of its common stock up to an aggregate repurchase price not to exceed $200 million. Under the 2019 Share Repurchase Program, the company repurchased 2.9 million shares in the first quarter of 2020 with the $33 million of remaining capacity under the 2019 Share Repurchase Program that was available as of Dec. 31, 2019. The company has now utilized all capacity under the 2019 Share Repurchase Program.

     On Jan. 22, 2020, the company announced a new share repurchase program (the “2020 Share Repurchase Program”), which was effective upon announcement and expires on Jan. 21, 2022, and permits the company to repurchase shares of its common stock from time to time up to an aggregate repurchase price not to exceed $600 million.

     On March 10, 2020, the company entered into an accelerated share repurchase agreement (”ASR”) and received approximately 44.9 million shares the next day. The final total actual number of shares of common stock to be delivered to the company will be based generally upon a discount to the Rule 10b-18 volume-weighted average price at which the shares of the company’s common stock trade during the regular trading sessions on the NASDAQ Global Select Market during the term of the ASR. At settlement, the company may receive additional shares of common stock or the company may be obligated to make delivery of common stock or a cash payment to the counterparty, at the company’s option. The company expects final settlement of the share repurchases under the ASR to occur before or during the first quarter of 2021.

Adoption of CECL
      On Jan. 1, 2020, the company adopted the Financial Accounting Standards Board’s Accounting Standards Update No. 2016-13, “Financial Instruments-Credit Losses (Topic 326): Measurement of Credit Losses on Financial Instruments” (“CECL”).

      The company’s first-quarter 2020 financial results reflect a transition adjustment that increased the allowance for loan losses by $1.1 billion, increased the liability representing its off-balance sheet exposure for unfunded commitments by $116 million, and increased the deferred tax asset by $306 million, resulting in a cumulative effect adjustment that reduced retained earnings by $953 million.

      The company elected to use the relief offered in the interim final rule published by the federal banking agencies (following the requirements of the Coronavirus Aid, Relief, and Economic Security Act) that provides those banking organizations adopting CECL during calendar year 2020 with the option to delay for two years the estimated impact of CECL on regulatory capital and to phase in the aggregate impact of the deferral on regulatory capital over a subsequent three year period. Under this interim final rule, because we have elected the deferral option, the regulatory capital impact of our transition adjustments recorded on Jan. 1, 2020 from the adoption of CECL will be deferred for two years. In addition, 25 percent of the ongoing impact, from January 1, 2020 through the end of the two-year deferral period, of CECL on our allowance for loan losses, retained earnings, and average total consolidated assets, each as reported for regulatory capital purposes, will be added to the deferred transition amounts (“adjusted transition amounts”) and deferred for the two-year period. At the conclusion of the two-year period (Jan. 1, 2022), the adjusted transition amounts will be phased-in for regulatory capital purposes at a rate of 25 percent per year, with the phased-in amounts included in regulatory capital at the beginning of each year.

Impact of COVID-19 on Sallie Mae
      During the first quarter of 2020, the respiratory disease caused by a novel coronavirus, coronavirus 2019 or COVID-19 (“COVID-19”), began to spread worldwide and has caused significant disruptions to the U.S. and world economies. On March 11, 2020, the World Health Organization declared the COVID-19 outbreak to be a pandemic. On March 13, 2020, President Trump declared a national emergency, which made federal funds available to respond to the crisis. Beginning on March 15, 2020, many businesses closed or reduced hours throughout the U.S. to combat the spread of COVID-19. All 50 states have reported cases of COVID-19, and the states have implemented various containment efforts, including lockdowns on non-essential businesses. Economists expect that the impact of COVID-19 on the U.S. economy will be significant during the remainder of 2020. The company used Moody’s Analytics economic forecasts as of March 31, 2020 in estimating the losses on our loan portfolio; however, more recent forecasts of economic conditions appear to have worsened. As the economic impact of the COVID-19 pandemic becomes clearer as the year progresses, the company could see significant changes in its allowance for loan losses. As the largest private student lender in the U.S., we, along with our customers and employees, are feeling the impact of COVID-19. In response to COVID-19, the company has implemented efforts to safeguard its workforce as well as to help its customers in this time of crisis. For further discussion as to how the company is responding to and the expected impacts of COVID-19 on our business, please refer to the company’s quarterly report on Form 10-Q for the fiscal quarter ended March 31, 2020 (filed with the Securities and Exchange Commission (“SEC”) on April 22, 2020).

    The COVID-19 crisis is unprecedented and has had a significant impact on the economic environment globally and in the U.S. There is a significant amount of uncertainty as to the length and breadth of the impact to the U.S. economy and, consequently, on us. Please refer to Part II, Item 1A. “Risk Factors — COVID-19 Pandemic” in the company’s quarterly report on Form 10-Q for the fiscal quarter ended March 31, 2020 (filed with the SEC on April 22, 2020), for risks associated with COVID-19. Also, see page 6 for a cautionary note regarding forward-looking statements. Forward-looking statements are subject to risks, uncertainties, assumptions, and other factors that may cause actual results to be materially different from those reflected in such forward-looking statements. These factors include, among others, the risks and uncertainties set forth in Item 1A. “Risk Factors” and elsewhere in the company’s Annual Report on Form 10-K for the year ended Dec. 31, 2019 (filed with the SEC on Feb. 28, 2020) and subsequent filings with the SEC.

Guidance
Given the economic uncertainties resulting from COVID-19, the company has withdrawn guidance for 2020.

Quarterly Financial Highlights

	1Q 2020	4Q 2019	1Q 2019
Income Statement ($ millions)
Total interest income	$575	$600	$566
Total interest expense	175	181	164
Net interest income	400	419	402
Less: provisions for credit losses	61	98	64
Total non-interest income (loss)	292	(4)	16
Total non-interest expenses	147	142	140
Income tax expense	121	35	56
Net income	362	141	158
Preferred stock dividends	3	4	4
Net income attributable to common stock	359	137	154
“Core Earnings” adjustments to GAAP(1)	(32)	4	(3)
Non-GAAP “Core Earnings” net income attributable to common stock(1)	327	142	151

Ending Balances ($ millions)
Private Education Loans, net	$20,176	$22,897	$21,577
FFELP Loans, net	765	784	829
Personal Loans, net	747	984	1,093
Credit Cards, net	7	4	—
Deposits	$24,446	$24,284	$19,664
-Brokered	13,658	13,809	10,576
-Retail and other	10,788	10,475	9,088

Key Performance Metrics
Net interest margin	5.08%	5.41%	6.28%
Yield - Total interest-earning assets	7.30%	7.75%	8.85%
-Private Education Loans	8.86%	9.12%	9.50%
-Personal Loans	12.11%	12.39%	11.81%
Cost of Funds	2.41%	2.52%	2.81%
Return on Assets (“ROA”)(2)	4.6%	1.8%	2.4%
Non-GAAP “Core Earnings” ROA(3)	4.2%	1.8%	2.3%
Return on Common Equity (“ROCE”)(4)	67.4%	19.2%	23.9%
Non-GAAP “Core Earnings” ROCE(5)	61.4%	19.8%	23.4%

Per Common Share
GAAP diluted earnings per common share	$0.87	$0.32	$0.35
Non-GAAP “Core Earnings” diluted earnings per common share(1)	$0.79	$0.33	$0.34
Average common and common equivalent shares outstanding (millions)	413	425	438

Footnotes:

(1) Sallie Mae provides “Core Earnings” because it is one of several measures management uses to evaluate management performance and allocate corporate resources. The difference between “Core Earnings” and GAAP net income is driven by mark-to-fair value unrealized gains and losses on derivative contracts recognized in GAAP, but not in “Core Earnings” results. See the “Core Earnings” to GAAP Reconciliation in this press release for a full reconciliation of GAAP and “Core Earnings.” “Core Earnings” exclude periodic unrealized gains and losses caused by the mark-to-fair value valuations on derivatives that do not qualify for hedge accounting treatment under GAAP, but include current period accruals on the derivative instruments. Under GAAP, for our derivatives held to maturity, the cumulative net unrealized gain or loss over the life of the contract will be equal to $0. Management believes the company’s derivatives are effective economic hedges, and, as such, they are a critical element of the company’s interest rate risk management strategy. Our “Core Earnings” are not defined terms within GAAP and may not be comparable to similarly titled measures reported by other companies.

(2) We calculate and report our Return on Assets (“ROA”) as the ratio of (a) GAAP net income numerator (annualized) to (b) the GAAP total average assets denominator.

(3) We calculate and report our non-GAAP “Core Earnings” Return on Assets (“Core Earnings ROA”) as the ratio of (a) “Core Earnings” net income numerator (annualized) to (b) the GAAP total average assets denominator.

(4) We calculate and report our Return on Common Equity (“ROCE”) as the ratio of (a) GAAP net income attributable to common stock numerator (annualized) to (b) the net denominator, which consists of GAAP total average equity less total average preferred stock.

(5) We calculate and report our non-GAAP “Core Earnings” Return on Common Equity (“Core Earnings ROCE”) as the ratio of (a) “Core Earnings” net income attributable to common stock numerator (annualized) to (b) the net denominator, which consists of GAAP total average equity less total average preferred stock.

***

This press release contains “forward-looking statements” and information based on management’s current expectations as of the date of this release. Statements that are not historical facts, including statements about our beliefs, opinions or expectations and statements that assume or are dependent upon future events, are forward-looking statements. This includes, but is not limited to: statements regarding future developments surrounding COVID-19 or any other pandemic, including, without limitation, statements regarding the potential impact of COVID-19 or any other pandemic on the company’s business, results of operations, financial condition and/or cash flows; the company’s expectation and ability to pay a quarterly cash dividend on its common stock in the future, subject to the determination by the company’s Board of Directors, and based on an evaluation of the company’s earnings, financial condition and requirements, business conditions, capital allocation determinations, and other factors, risks and uncertainties; the company’s 2020 guidance; the company’s three-year horizon outlook; the company’s expectation and ability to execute loan sales and share repurchases; the company’s projections regarding originations, earnings, and balance sheet position; and any estimates related to accounting standard changes. Forward-looking statements are subject to risks, uncertainties, assumptions and other factors that may cause actual results to be materially different from those reflected in such forward-looking statements. These factors include, among others, the risks and uncertainties set forth in Item 1A. “Risk Factors” and elsewhere in the company’s Annual Report on Form 10-K for the year ended Dec. 31, 2019 (filed with the Securities and Exchange Commission (“SEC”) on Feb. 28, 2020) and subsequent filings with the SEC; the societal, business, and legislative/regulatory impact of pandemics and other public heath crises; increases in financing costs; limits on liquidity; increases in costs associated with compliance with laws and regulations; failure to comply with consumer protection, banking and other laws; changes in accounting standards and the impact of related changes in significant accounting estimates, including any regarding the measurement of our allowance for loan losses and the related provision expense; any adverse outcomes in any significant litigation to which the company is a party; credit risk associated with the company’s exposure to third parties, including counterparties to the company’s derivative transactions; and changes in the terms of education loans and the educational credit marketplace (including changes resulting from new laws and the implementation of existing laws). We could also be affected by, among other things: changes in our funding costs and availability; reductions to our credit ratings; cybersecurity incidents, cyberattacks and other failures or breaches of our operating systems or infrastructure, including those of third-party vendors; damage to our reputation; risks associated with restructuring initiatives, including failures to successfully implement cost-cutting programs and the adverse effects of such initiatives on our business; changes in the demand for educational financing or in financing preferences of lenders, educational institutions, students and their families; changes in law and regulations with respect to the student lending business and financial institutions generally; changes in banking rules and regulations, including increased capital requirements; increased competition from banks and other consumer lenders; the creditworthiness of our customers; changes in the general interest rate environment, including the rate relationships among relevant money-market instruments and those of our earning assets versus our funding arrangements; rates of prepayments on the loans that we own; changes in general economic conditions and our ability to successfully effectuate any acquisitions; and other strategic initiatives. The preparation of our consolidated financial statements also requires us to make certain estimates and assumptions, including estimates and assumptions about future events. These estimates or assumptions may prove to be incorrect. All forward-looking statements contained in this release are qualified by these cautionary statements and are made only as of the date of this release. We do not undertake any obligation to update or revise these forward-looking statements to conform such statements to actual results or changes in our expectations.

SLM CORPORATION
CONSOLIDATED BALANCE SHEETS
(In thousands, except share and per share amounts)
(Unaudited)

	March 31,	December 31,
	2020	2019
Assets
Cash and cash equivalents	$7,292,929	$5,563,877
Investments:
Trading investments at fair value (cost of $12,551)	11,360	—
Available-for-sale investments at fair value (cost of $607,867 and $485,756, respectively)	614,582	487,669
Other investments	82,853	84,420
Total investments	708,795	572,089
Loans held for investment (net of allowance for losses of $1,673,324 and $441,912, respectively)	21,695,851	24,667,792
Restricted cash	189,439	156,883
Other interest-earning assets	92,968	52,564
Accrued interest receivable	1,281,746	1,392,725
Premises and equipment, net	143,622	134,749
Income taxes receivable, net	286,006	88,844
Tax indemnification receivable	27,727	27,558
Other assets	41,812	29,398
Total assets	$31,760,895	$32,686,479

Liabilities
Deposits	$24,445,614	$24,283,983
Short-term borrowings	—	289,230
Long-term borrowings	4,708,036	4,354,037
Upromise member accounts	187,103	192,662
Other liabilities	299,559	254,731
Total liabilities	29,640,312	29,374,643

Commitments and contingencies

Equity
Preferred stock, par value $0.20 per share, 20 million shares authorized:
Series B: 4 million and 4 million shares issued, respectively, at stated value of $100 per share	400,000	400,000
Common stock, par value $0.20 per share, 1.125 billion shares authorized: 456.4 million and 453.6 million shares issued, respectively	91,288	90,720
Additional paid-in capital	1,226,886	1,307,630
Accumulated other comprehensive income (loss) (net of tax expense (benefit) of ($13,979) and ($3,995), respectively)	(43,274)	(12,367)
Retained earnings	1,243,722	1,850,512
Total SLM Corporation stockholders’ equity before treasury stock	2,918,622	3,636,495
Less: Common stock held in treasury at cost: 81.3 million and 32.5 million shares, respectively	(798,039)	(324,659)
Total equity	2,120,583	3,311,836
Total liabilities and equity	$31,760,895	$32,686,479

SLM CORPORATION
CONSOLIDATED STATEMENTS OF INCOME
(In thousands, except per share amounts)
(Unaudited)

	Three Months Ended
	March 31,
	2020	2019
Interest income:
Loans	$555,277	$553,479
Investments	2,517	1,421
Cash and cash equivalents	17,139	11,553
Total interest income	574,933	566,453
Interest expense:
Deposits	135,112	125,987
Interest expense on short-term borrowings	4,217	1,165
Interest expense on long-term borrowings	35,488	37,020
Total interest expense	174,817	164,172
Net interest income	400,116	402,281
Less: provisions for credit losses	61,258	63,790
Net interest income after provisions for credit losses	338,858	338,491
Non-interest income:
Gains on sales of loans, net	238,935	—
Gains on derivatives and hedging activities, net	45,672	2,763
Other income	7,487	13,378
Total non-interest income	292,094	16,141
Non-interest expenses:
Compensation and benefits	84,222	78,738
FDIC assessment fees	8,890	7,618
Other operating expenses	54,186	53,791
Total non-interest expenses	147,298	140,147
Income before income tax expense	483,654	214,485
Income tax expense	121,481	56,296
Net income	362,173	158,189
Preferred stock dividends	3,464	4,468
Net income attributable to SLM Corporation common stock	$358,709	$153,721
Basic earnings per common share attributable to SLM Corporation	$0.88	$0.35
Average common shares outstanding	409,786	434,574
Diluted earnings per common share attributable to SLM Corporation	$0.87	$0.35
Average common and common equivalent shares outstanding	412,755	438,248
Declared dividends per common share attributable to SLM Corporation	$0.03	$0.03

“Core Earnings” to GAAP Reconciliation
The following table reflects adjustments associated with our derivative activities.

	Three Months Ended
	March 31,
(Dollars in thousands, except per share amounts)	2020	2019

“Core Earnings” adjustments to GAAP:
GAAP net income	$362,173	$158,189
Preferred stock dividends	3,464	4,468
GAAP net income attributable to SLM Corporation common stock	$358,709	$153,721

Adjustments:
Net impact of derivative accounting(1)	(42,312)	(4,202)
Net tax expense (benefit)(2)	(10,330)	(1,027)
Total “Core Earnings” adjustments to GAAP	(31,982)	(3,175)

“Core Earnings” attributable to SLM Corporation common stock	$326,727	$150,546

GAAP diluted earnings per common share	$0.87	$0.35
Derivative adjustments, net of tax	(0.08)	(0.01)
“Core Earnings” diluted earnings per common share	$0.79	$0.34
______
(1) Derivative Accounting: “Core Earnings” exclude periodic unrealized gains and losses caused by the mark-to-fair value valuations on derivatives that do not qualify for hedge accounting treatment under GAAP, but include current period accruals on the derivative instruments. Under GAAP, for our derivatives held to maturity, the cumulative net unrealized gain or loss over the life of the contract will equal $0.

(2) “Core Earnings” tax rate is based on the effective tax rate at Sallie Mae Bank where the derivative instruments are held.

The following table reflects our provisions for credit losses and total portfolio net charge-offs:

	Three Months Ended
	March 31,
(Dollars in thousands)	2020	2019

Provisions for credit losses	$61,258	$63,790
Total portfolio net charge-offs	(61,431)	(48,456)

In 2020, we began to evaluate management’s performance internally using a measure that starts with “Core Earnings” net income as disclosed above for a period, and further adjusting it by increasing it by the impact of GAAP provisions for credit losses and decreasing it by the total portfolio net charge-offs recorded in that period, net of the tax impact of these adjustments.